Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009 relating to the financial statements and financial statement schedules, which appears in GEOPHARMA, INC.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

/s/ Brimmer, Burek & Keelan LLP

Tampa, Florida

December 11, 2009